Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GLOBAL GEOPHYSICAL SERVICES, INC.

The present name of the Corporation is Global Geophysical Services, Inc.  The Corporation was incorporated under the name of Global Geophysical Services, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 18th, 2003.  This Fourth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented, including Certificates of Designation.  This Fourth Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly approved by the board of directors and the stockholders of the Corporation in accordance with the provisions of Articles 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and hereby amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation, to read in its entirety as follows:

ARTICLE I
Name

The name of the Corporation is Global Geophysical Services, Inc. (herein the “Corporation”).

ARTICLE II
Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
Powers

The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware.  The Corporation shall have all the powers of a corporation organized under the DGCL.

ARTICLE IV
Term

The Corporation is to have perpetual existence.

ARTICLE V
Capital Stock

Section 5.1.  Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”).

Section 5.2.  Common Stock.

(a)  General.  All shares of Common Stock shall be identical and will entitle holders thereof to the same rights and privileges, except as otherwise provided herein.

(b)  Voting Rights.

(i)  Each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(ii)  Except as otherwise required by the DGCL, each registered holder of Common Stock shall be entitled to vote for the election of directors of the Corporation as provided for in and subject to Article VI of this Certificate and shall be entitled to vote on all other matters submitted to a vote of stockholders of the Corporation.

(c)  Dividends.  The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefore.  Any such dividend shall be payable on shares of Common Stock ratably.

Section 5.3.  Non-voting Securities.  The Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of non-voting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

ARTICLE VI
Board of Directors

To the extent not provided for in this Certificate, the number, nominations, qualifications, tenure, vacancies and removal of the directors shall be as set forth in the Bylaws of the Corporation (the “Bylaws”).

Section 6.1.  Terms of Directors.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.  At each succeeding annual meeting of stockholders, directors shall be elected to succeed the directors whose terms expire at such annual meeting.

Section 6.2.  Election.  Holders of Common Stock shall elect all directors of the Corporation.

Section 6.3.  Written Ballot.  The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws.

Section 6.4.  Composition of Board.  Notwithstanding anything in this Article VI or the Bylaws to the contrary, as long as Global Geophysical Services, LLC holds more than 50% of the Corporation’s outstanding Common Stock, the Corporation and each stockholder shall take all actions necessary and desirable to ensure that the directors of the Corporation shall be the same individuals as are on the board of managers of Global Geophysical Services, LLC, in accordance with Section 3.1 of the Amended and Restated Limited Liability Company Agreement of Global Geophysical Services, LLC, dated as of February 9, 2015 (the “LLC Agreement”).

ARTICLE VII
Bylaws

The Board is expressly empowered to adopt, amend or repeal the Bylaws.  Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of the Board in the manner provided in the Bylaws.  The stockholders shall also have power to adopt, amend or repeal the Bylaws.

ARTICLE VIII
Indemnification

Any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan) shall be entitled to be indemnified by the Corporation, and the Corporation is authorized to indemnify such person or persons, to the fullest extent permitted by law, including without limitation, against expenses (including counsel fees and disbursements), judgments, fines, excise taxes assessed on a person with respect to an employee benefit plan, and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding.  Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII.  Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.  To the fullest extent permitted by the DGCL, the Corporation shall advance all expenses (including reasonable attorneys’ fees) incurred by a present or former director or officer in defending any proceeding prior to the final disposition of such proceeding upon written request of such person and delivery of an undertaking (which may be unsecured) by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the Corporation.  The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law or otherwise.  Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any person, existing at the time of, or prior to, such amendment, repeal or modification.

ARTICLE IX
Limitations on Directors’ Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except:  (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (C) under Section 174 of the DGCL; or (D) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be so limited or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X
Corporate Opportunity

To the maximum extent permitted under applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders or directors.  Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders or their direct or indirect equityholders may be in the business of making investments in, and may have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder or direct or indirect equityholders shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation.  No stockholder or its direct or indirect equityholders that has designated a director shall be obligated to present to the Corporation any particular investment opportunity that such director or stockholder gains access to (other than (i) those directors who are employees or officers of the Corporation or (ii) if such investment opportunity is expressly offered to such director in writing solely in his or her capacity as a director of the Corporation excluding any investment opportunity with respect to a sale of the securities of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its subsidiaries, could be taken by the Corporation or such subsidiary, and such director or stockholder shall continue to have the right to take for such director’s, stockholder’s or direct or indirect equityholder’s own respective account or to recommend to others any such particular investment opportunity.  The provisions of this Article X shall in no way limit or eliminate any such stockholder’s or its direct or indirect equityholders’ duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.  No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

ARTICLE XI
Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation this 6th day of February, 2015.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ Richard C. White
Richard C. White
President and Chief Executive Officer

[Signature Page to 4th A&R COI of Global Geophysical Services, Inc.]